Exhibit 3.1

AMENDMENT TO THE AMENDED BYLAWS
OF
SOUTHWESTERN ELECTRIC POWER COMPANY

Article III
Stock and Transfers

The first sentence of ARTICLE III, Section 1 of the By-Laws of the Corporation shall be amended and restated to read as follows:

Section 1.  The shares of the Corporation’s stock may be certificated or uncertificated, as provided for under Delaware law, and shall be entered in the books of the Corporation and registered as they are issued.

The first sentence of ARTICLE III, Section 2 of the By-Laws of the Corporation shall be amended and restated to read as follows:

Section 2.  Shares of stock of the Corporation may be transferred on the books of the Corporation in the manner provided by law and, except by the order of a court in some proper proceeding, only upon (i) surrender to the Corporation or its transfer agent of a certificate representing shares, duly endorsed or accompanied by proper evidence of succession, assignation, or authority to transfer, with such proof of the authenticity of the signature as the Corporation or its agents may reasonably require in the case of shares evidenced by a certificate or certificates or (ii) receipt of transfer instructions from the registered owner of uncertificated shares reasonably acceptable to the Corporation.